UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2021

Avenue Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38114 (Commission File Number)	47-4113275 (IRS Employer Identification No.)

1140 Avenue of the Americas, Floor 9

New York, NY 10036

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	ATXI	Nasdaq Capital Market

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 1, 2021 the Board of Directors (“the Board”) of Avenue Therapeutics, Inc. (the “Company”), appointed Curtis Oltmans as a new member of the Board pursuant to the Stock Purchase and Merger Agreement (the “SPMA”) between the Company, InvaGen Pharmaceuticals Inc. (the “Buyer”) and Madison Pharmaceuticals Inc., a wholly-owned subsidiary of the Buyer. In connection with the execution and delivery of the SPMA, the Company, certain stockholders of the Company, and the Buyer, entered into a stockholders agreement (the “Stockholders Agreement”), pursuant to which, among other things, the Buyer obtained the right to nominate three directors to the Company’s seven member Board, one of whom must qualify as an “independent director” under The Nasdaq Stock Market (“Nasdaq”) rules and regulations. Due to the resignation of the Buyer’s previously appointed independent director from the Company’s Board, the Buyer exercised its right to nominate a replacement independent director to the Board, Mr. Oltmans. The above description is only a summary of certain terms and is qualified in its entirety by the full text of the Stockholders Agreement which was filed with our Report on Form 8-K filed with the U.S. Securities and Exchange Commission on November 14, 2018.

Mr. Oltmans, 57, is currently General Counsel of Fulcrum Therapeutics, Inc. and has over 25 years of experience in corporate law including senior management positions in legal departments at several leading pharmaceutical and biotechnology companies. Prior to Fulcrum Therapeutics, Inc, he served as Vice President, Head of Litigation at DaVita Kidney Care, Inc. where he led a 30-person team and was responsible for all litigation, workers’ compensation and employee safety matters. Prior to DaVita Kidney Care, Mr. Oltmans was Executive Vice President, General Counsel and Corporate Secretary at Array BioPharma, Inc., where he oversaw all legal, corporate governance, patent and compliance matters. He previously served as Corporate Vice President and General Counsel for Novo Nordisk, Inc., North America. He was responsible for strategic support in areas including market access, government affairs, communications and product marketing. He has also served as Assistant General Counsel for Eli Lilly and Company after beginning his legal career supporting clients in pharmaceutical and medical device litigation matters. He served on the Board of Trustees for the Mercer County Boy’s and Girl’s Club. Curtis received a B.A. in political science from the University of Nebraska and his J.D. from the University of Nebraska College of Law.

No family relationships exist between Mr. Oltmans and any directors of the Company.

Based on Mr. Oltmans’ representations, the Board has determined that he is independent and that no relationships exist between the Company, affiliates of the Company, the Buyer or any affiliates of the Buyer.

Additionally, except as described above, there are no arrangements between Mr. Oltmans and any other person pursuant to which he was selected as a director, nor are there any transactions to which the Company is or was a participant and in which Mr. Oltmans has a material interest subject to disclosure as a related party transaction under Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

Item 8.01.	Other Events

On January 6, 2021, the Company received a letter from Nasdaq noting that the Company no longer complied with the requirement of Listing Rule 5605. The letter also acknowledged that the Listing Rules provide a cure period in order for the Company to regain compliance until the earlier of the Company’s next annual meeting of stockholders or December 31, 2021 (or, by June 29, 2021, if such meeting is held before June 29, 2021).

Effective April 1, 2021, and as described in Item 5.02 above, the Board appointed Mr. Oltmans to serve as a member of the Board. Nasdaq rules require the Board to make an affirmative determination as to the independence of each director. Consistent with these rules, the Board undertook a review of Mr. Oltmans independence and determined that Mr. Oltmans is independent under the criteria established by Nasdaq and the Board, including the fact, based on Mr. Otlmans representations, that he has no affiliation with the Buyer or its affiliates.

On April 1, 2021, the Company notified Nasdaq that the Board has determined that Mr. Oltmans is qualified for service on the Audit Committee of the Board under Listing Rule 5605, and that the Board has appointed him to serve on the Audit Committee. As a result, on April 5, 2021, the Company received a letter from Nasdaq stating that it regained compliance with the Rule which requires each listed company to maintain an Audit Committee composed of at least three members who meet certain eligibility criteria. The Company has fully regained compliance with Nasdaq’s Listing Rules and is not subject to any further requirements at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Avenue Therapeutics, Inc.
(Registrant)

Date: April 5, 2021
	By:	/s/ Lucy Lu, M.D.
Lucy Lu, M.D.
President, Chief Executive Officer and Director